Exhibit 5.2

[Letterhead of Sullivan & Cromwell LLP]

September 1, 2011

The Goldman Sachs Group, Inc.,

200 West Street,

New York, New York 10282.

Ladies and Gentlemen:

We are acting as counsel to The Goldman Sachs Group, Inc., a Delaware corporation (the “Company”), in connection with the issuance and delivery of the debt securities identified in Annex A to this letter (the “Notes”). The Company filed with the Securities and Exchange Commission, on October 10, 2008, a registration statement on Form S-3ASR (File No. 333-154173) (the “Registration Statement”) under the Securities Act of 1933 (the “Act”) relating to the proposed offer and sale of an unspecified principal amount of the Company’s senior, unsecured debt securities, including the Notes. The Notes are being issued under an indenture, dated as of July 16, 2008 (the “Indenture”), between the Company and The Bank of New York Mellon, as trustee (the “Trustee”).

In rendering this opinion, we have examined the following documents:

1.	The Restated Certificate of Incorporation and the Amended and Restated By-Laws of the Company.

2.	The Indenture.

3.	Certificates of officers of the Company with respect to the authorization of the Notes, the determination of the terms of the Notes and related matters.

4.	A specimen of the Master Note, Medium-Term Notes, Series D dated April 6, 2009 (the “Master Note”).

5.	The Pricing Supplements, each dated August 29, 2011, relating to the respective Notes.

The Goldman Sachs Group, Inc.	- 2 -

We also have examined such questions of law as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our opinion, the Notes constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in the Registration Statement or any related prospectus or other offering material regarding the Company or the Notes or their offering and sale.

We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed, without independent verification, that the Indenture has been duly authorized, executed and delivered by the Trustee, that the Master Note conforms to the specimen thereof examined by us, that the Trustee’s certificate of authentication of the Master Note has been manually signed by one of the Trustee’s authorized officers, that the Trustee has made an appropriate entry on Schedule A to the Master Note identifying the Notes as supplemental obligations thereunder in accordance with the instructions of the Company, that the Notes have been delivered against payment as contemplated in the Registration Statement and that the signatures on all documents examined by us are genuine.

The Goldman Sachs Group, Inc.	- 3 -

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP

Annex A

Title of Note	Original Principal Amount	Date of Issue
3.80% Notes due 2017	$ 8,066,000	September 1, 2011

5.00% Notes due 2025	$ 5,366,000	September 1, 2011

5.50% Notes due 2036	$13,062,000	September 1, 2011